AMENDMENT AND WAIVER TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
The Amended and Restated Employment Agreement by and between Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) and Jeffrey W. Eckel (the “Executive”) which took effect on March 1, 2023 (the “Agreement”) is hereby amended pursuant to this Amendment and Waiver to Amended and Restated Employment Agreement (the “Amendment and Waiver”). This Amendment and Waiver shall be effective as of February 15, 2024.
The parties, for good and valuable consideration, the sufficiency of which is hereby acknowledged, hereby agree as follows:
1.Section 4.2 is hereby amended and restated as follows:
“4.2 Bonus. For each fiscal year during the Term, the Executive shall be eligible to receive a bonus with a target amount equal to at least 237% of his Annual Salary, subject to satisfaction of both Company and individual performance goals as determined by the Compensation Committee (each, an "Annual Bonus"). The Compensation Committee may award the Executive an Annual Bonus in excess of the target amount if warranted under the applicable performance metrics. The Annual Bonus for 2023 shall be paid in cash no later than March 15, 2024. For any other year during the Term, the Executive shall be granted an equity-based award equal to the Annual Bonus for the prior fiscal year no later than the March 15 following the fiscal year to which such Annual Bonus relates, with the vesting date for each such award to comply with the minimum vesting requirements set forth in the Company’s Equity Incentive Plan.”
2.Section 4.5 is hereby amended and restated as follows:
“4.5 Equity Incentive Compensation. During the Term, notwithstanding anything to the contrary in any plan or award agreement or other governing document of the Company, all equity, equity-based and incentive awards previously granted by the Company to the Executive (including, without limitation, any equity or equity-based awards under the Company's equity incentive plans (the "Equity Incentive Plans")) and outstanding as of the Effective Date shall continue to vest based on the Executive's continued service as Executive Chairman in accordance with the other terms and conditions of the Company's Equity Incentive Plans and the underlying award agreements, and the transition of the Executive's position from President and Chief Executive Officer to Executive Chairman shall not constitute a Termination of Service (as defined in the Equity Incentive Plans). As of the Effective Date, the Executive became eligible to participate in the Company’s Equity Incentive Plan in effect at such time and, as of March 1, 2023, was granted an award based on a target value in the amount of $3,285,750 (the "Original Award Amount"), which awards shall be subject to the vesting requirements for executives of the Company as set forth in the Long-Term Incentive Plan approved by the Board at such time. Without limiting the foregoing and in addition to the March 1, 2023 grant of the Original Award Amount, on or around March 1, 2024, the Executive shall be eligible to receive an award under the Company’s Equity Incentive Plan in effect at such time, based on a target value at grant in the amount of $1,647,000, which award shall be subject to the vesting requirements for executives of the Company as set forth in the Long-Term Incentive Plan approved by the Board at such time. The Executive shall be eligible for additional regular annual grants of restricted stock, stock options or other awards under the Equity Incentive Plan on such terms and in such amounts (if any) as may be determined by the Compensation Committee in its sole discretion. Notwithstanding anything to the contrary in any plan or award agreement or other governing document, (a)

the Executive (or the Executive's estate or beneficiaries, as applicable) shall have the right to direct the Company or an affiliate to satisfy the minimum statutory tax withholding obligations arising with respect to such awards by withholding from the shares that would otherwise be delivered such number of shares having a fair market value equal to such minimum statutory tax withholding obligation and (b) the Executive (or the Executive's estate or beneficiaries, as applicable) shall be permitted to "net exercise" any stock options granted to Executive during the Term by the Company by directing the Company to withhold from the number of shares that would otherwise be issued upon exercise of the stock option such number of shares having a fair market value as of the date of exercise equal to the exercise price of the option plus the fair market value equal to any minimum statutory tax withholding obligation (or portion thereof that the Executive has elected to net exercise).”
3.By signing below, the Executive acknowledges and agrees that the payment of his 2024 Bonus as equity, reflected in the amendment to Section 4.2 of the Agreement, above, and the reduction to his equity incentive compensation, reflected in the amendment to Section 4.5 of the Agreement, above, do not constitute “Good Reason,” as such term is defined in Section 6.2(a) of the Agreement, and the Executive hereby waives any claim that the amendments to the Agreement described in paragraphs 1 and 2 above constitute “Good Reason,” as such term is defined in Section 6.2(a) of the Agreement.
4.Except as expressly provided herein, the terms and conditions of the Agreement remain unmodified. All capitalized terms not defined herein shall have the meaning set forth in the Agreement. This Amendment and Waiver shall be governed by the same provisions as set forth in Section 8 of the Agreement. If any part of this Amendment and Waiver is held by a court of competent jurisdiction to be void or unenforceable, the remaining provisions shall continue with full force and effect.
[Remainder of the Page Intentionally Left Blank]

24008727579-v1	- 2 -	80-40750027

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) indicated below.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
__/s/ Katherine McGregor Dent________________
By:     Katherine McGregor Dent

Title:     Chief Human Resources Officer

Date:    February 15, 2024

JEFFREY W. ECKEL
___/s/ Jeffrey W. Eckel______________________
By: Jeffrey W. Eckel

Date: February 15, 2024

24008727579-v1	[Signature Page]	80-40750027